EXHIBIT 11

                               OPINION AND CONSENT






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                                                                October 27, 2006

Phoenix Series Fund
101 Munson Street
Greenfield, MA  01301




Ladies and Gentlemen:

         We have acted as counsel to the Phoenix Series Fund (the "Series Fund") in connection with the Registration Statement of the Series Fund on Form N-14 (the "Registration Statement") being filed by the Series Fund under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the Phoenix Nifty Fifty Fund (the "Acquired Fund"), a series of the Phoenix Investment Trust 06 (the "Investment Trust"), and the Phoenix Capital Growth Fund (the "Acquiring Fund"), a series of the Series Fund, and the issuance of Class A, Class B and Class C Shares of beneficial interest of the Acquiring Fund in connection therewith (the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Investment Trust on behalf of the Acquired Fund and the Series Fund on behalf of the Acquiring Fund (the "Agreement and Plan of Reorganization"), in substantially the form to be included in the Registration Statement as Exhibit A.

         We have examined such documents, records and other instruments and have made such other examinations and inquiries as we have deemed necessary for the purposes of this opinion. In addition, we have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of the Investment Trust and the shareholders of the Acquired Fund will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Series Fund, on behalf of the Acquiring Fund, and the Investment Trust, on behalf of the Acquired Fund.

         Based upon and subject to the foregoing, we are of the opinion that, when issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable by the Series Fund, assuming that as consideration for the Shares not less than the net asset value of such Shares has been paid and that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.



                                                   Very truly yours,

                                                      /s/ Kevin J. Carr
                                                      Kevin J. Carr, Esq.
                                                      Vice President and Counsel